Exhibit 99.1

Sunshine Biopharma Reports Fiscal 2025 Revenue of $36.3 Million, a 4.1% Increase Over Prior Year

FORT LAUDERDALE, FL / ACCESSWIRE / April 6, 2026 — Sunshine Biopharma Inc. (NASDAQ: SBFM) (“Sunshine Biopharma” or the “Company”), a pharmaceutical company offering and developing life-saving medicines across oncology, antivirals, and other key therapeutic areas, today announced the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

2025 Highlights

•	Revenue of $36.3 million, representing a 4.1% increase compared to 2024.
•	$2.46 million in gross proceeds raised through a registered direct offering to support expansion of sales operations.
•	Nine new generic prescription drugs launched, expanding the Company’s portfolio in oncology, cardiovascular health, central nervous system disorders, and antimicrobials.
•	Advancement of proprietary antiviral research, including a new series of orally active, non-covalent PLpro protease inhibitors that demonstrated dose-dependent antiviral activity in SARS-CoV-2-infected mice, strong potency in cellular models, and favorable pharmacokinetics.

Management Commentary

“We are pleased with our accomplishments in 2025, as we remain committed to reaching profitability in the near future,” said Dr. Steve Slilaty, CEO. “Looking ahead, we are excited about the opportunities for growth in 2026 and beyond as we continue expanding our generic drug portfolio and advancing our proprietary drug development programs to deliver more life-saving medicines to the market.”

Financial Summary (in millions)

	2025	2024
Revenue	$36.31	$34.87
Gross Profit	$12.26	$10.67
General & Administrative Expenses	$18.48	$16.48
Net Loss	$5.98	$5.13

The increase in General & Administrative Expenses in 2025 was primarily driven by a non-cash, non-recurring impairment charge of $1.75 million related to intangible assets. Excluding this charge, the Company’s operating performance reflects a meaningful improvement over 2024.

In January 2026, Sunshine Biopharma implemented cost-reduction initiatives aimed at lowering general and administrative expenses and sharpening the Company’s focus on achieving near-term profitability. Based on current plans, these initiatives are expected to reduce expenses by approximately $2 million to $3 million in 2026, although there can be no assurance that these reductions will be fully realized.

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About Sunshine Biopharma

Sunshine Biopharma currently markets 71 generic prescription drugs in Canada, with 12 additional launches planned for the remainder of 2026. The Company is also advancing two proprietary drug development programs:

•	K1.1 mRNA, an mRNA-Lipid Nanoparticle therapeutic candidate targeting liver cancer.
•	PLpro protease inhibitor, a small-molecule antiviral candidate for SARS-related coronavirus infections.

Additional information is available at www.sunshinebiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations, forecasts, and assumptions that involve risks and uncertainties. These statements include, but are not limited to, those regarding the Company’s financial performance, drug development activities, and future growth opportunities. Actual results may differ materially due to various risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. Readers are encouraged to review the Company’s most recent SEC filings for additional information.

Contact:

Camille Sebaaly, CFO

Direct Line: 514-814-0464

camille.sebaaly@sunshinebiopharma.com

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